BLACK HILLS CORPORATION REPORTS STRONG SECOND QUARTER 2007 RESULTS

AND RAISES 2007 EARNINGS GUIDANCE

RAPID CITY, SD—August 9, 2007—Black Hills Corporation (NYSE: BKH) today announced financial results for the second quarter of 2007.

For the three months ended June 30, 2007, net income was $25.1 million, or $0.66 per share, compared to $11.8 million, or $0.35 per share for the same period ended June 30, 2006. Income from continuing operations for the three months ended June 30, 2007 was $25.2 million, or $0.66 per share, compared to $12.4 million, or $0.37 per share, reported for the same period in 2006. For the six months ended June 30, 2007, net income was $57.6 million, or $1.56 per share, compared to $37.9 million, or $1.13 per share for the same period ended June 30, 2006. Income from continuing operations for the six months ended June 30, 2007 was $57.7 million, or $1.57 per share, compared to $30.9 million, or $0.92 per share, reported for the same period in 2006.

Compared to the second quarter of 2006, income from continuing operations in the second quarter of 2007 was affected primarily by the following factors (per share amounts include the dilutive effect of the issuance of 4.17 million common shares in February 2007):

•	a $4.7 million, or $0.12 per share, increase in energy marketing earnings;
•	a $3.1 million, or $0.08 per share, increase in power generation earnings;
•	a $2.4 million, or $0.06 per share, increase in electric utility earnings; and
•	a $2.3 million, or $0.06 per share, increase in oil and gas earnings.

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “Overall results for the second quarter of 2007 were excellent. Income from continuing operations on a per share basis increased in every business segment, led by strong earnings from our energy marketing operations. Natural gas markets, in the second quarter of 2007, continued to follow a pattern of extraordinary volatility prevailing over the past several months, including wide basis fluctuations between Rocky Mountain prices and other regions. Energy marketing was able to capitalize on these market conditions, and benefited from higher volumes marketed, and increased margins from transportation and other marketing strategies compared to the second quarter of 2006.

“Our wholesale power generation segment in the second quarter of 2007 produced higher earnings from strong availability at our power plants, compared to the same period in 2006,” Emery said. “For the second quarter 2007, our contracted availability was 98.2 percent as compared to 90.2 percent in 2006. The improvement was due primarily to our Las Vegas power plants’ return to full service after extensive maintenance outages concluding in the second quarter of 2006. Our new Valencia power plant project is on track for a scheduled in-service date in June 2008. The 149 megawatt gas fired plant will provide capacity and energy to Public Service Company of New Mexico under a 20-year tolling agreement.

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“Increased retail services earnings reflected a return to normal power plant operations, as a major planned maintenance outage had occurred in the spring of 2006, and the rate increase at Black Hills Power,” said Emery. “As evidence of growing energy demand in our service territory, our electric utility set a new peak load of 430 megawatts in July 2007. The former peak was 415 megawatts set a year earlier.

“Wygen II, the 90 megawatt coal-fired power plant under construction for Cheyenne Light customers, remains on schedule to be in service by January 1, 2008,” Emery said. “We expect test-firing of the boiler and other critical systems tests to proceed in late third quarter or early fourth quarter of 2007. We continue to work with the Wyoming Public Service Commission on pending electric and gas rate requests. We have asked for Wygen II to become a rate base asset, and for expansions and upgrades to our electric and natural gas distribution systems to meet the growing demands of our customers. Plans to build Wygen III, our next mine-mouth power plant, are also advancing. The remaining regulatory and business planning steps are progressing and, when finalized, construction of the 100 megawatt facility could commence by early 2008.

“Earnings from our oil and gas operations were up in the second quarter of 2007 compared to the second quarter of 2006,” Emery continued. “On an Mcf-equivalent basis, production was up 4 percent, with oil production up 7 percent and gas production up 3 percent. Both oil and gas average prices received, including hedges, were higher. Total operating expense increased overall, as field service costs continued to increase and our property mix changed with our 2006 acquisitions. Depletion expense increased, due to higher expected future development costs, higher acquisition and finding costs of recent reserve additions, and the impact of last year’s downward revisions to reserves. Based on year-to-date and forecasted results, we expect to be at the lower end of our stated production growth range in 2007.

“With the strong financial performance of the first half of 2007,” Emery continued, “we have increased our earnings guidance for 2007. We now expect income from continuing operations for the year to be between $2.35 and $2.55 per share, raising both ends of the range by 15 cents per share.”

Emery stated, “We are pleased with progress on our agreement to acquire Aquila’s utility assets in Colorado, Kansas, Nebraska and Iowa. Last week, we jointly filed with Aquila for antitrust clearance. We continue to work with state regulators to provide information and commitments that support state regulatory approval of the transaction. In written filings and meetings, we are advocating the strong merits of the transaction, including long-term benefits to customers. Formalized integration teams are focused on the processes that will help assure a smooth ownership and operating changeover and seamless delivery of quality customer service.”

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CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Retail services	$66,039	$76,135	$149,758	$163,637
Wholesale energy	97,904	77,662	200,717	162,035
Corporate	-	16	1	32
	$163,943	$153,813	$350,476	$325,704

Net income (loss) available for common stock: Continuing operations –
Retail services	$5,924	$3,300	$15,695	$9,596
Wholesale energy	20,126	9,453	42,970	24,597
Corporate	(819)	(385)	(933)	(3,264)
Income from continuing operations	25,231	12,368	57,732	30,929
Discontinued operations (a)	(133)	(611)	(181)	6,979
Net income	$25,098	$11,757	$57,551	$37,908

Weighted average common shares outstanding:
Basic	37,588	33,164	36,387	33,142
Diluted	38,007	33,506	36,793	33,493

Earnings per share:
Basic –
Continuing operations	$ 0.67	$0.37	$1.59	$0.93
Discontinued operations	-	(0.02)	(0.01)	0.21
Total	$0.67	$0.35	$1.58	$1.14
Diluted –
Continuing operations	$0.66	$0.37	$1.57	$ 0.92
Discontinued operations	-	(0.02)	(0.01)	0.21
Total	$ 0.66	$0.35	$1.56	$1.13

(a)	2007 and 2006 discontinued operations reflect the after-tax results of operations at the Company’s oil marketing and transportation business. The assets of this business were sold in March 2006.

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BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding)

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended June 30, 2007 was $5.9 million, compared to $3.3 million in 2006. Business segment results were as follows:

•

Electric utility segment income from continuing operations increased 100 percent to $4.9 million, compared to $2.4 million in 2006. The earnings increase reflected lower maintenance expense, as the Wyodak power plant was down for a scheduled major maintenance outage in 2006, and higher South Dakota electric rates, which went into effect January 1, 2007. Revenues decreased primarily due to a 30 percent decrease in off-system sales revenue on a 44 percent decrease in MWh sold. The decrease in off-system sales was attributed to storm damage related transmission constraints to the east of our AC-DC transmission tie and also to a reduction of surplus power resulting from an increased native load. Following transmission repairs, we were able to resume full utilization of the AC-DC tie in June 2007.

•

Electric and gas utility segment income from continuing operations increased 21 percent to $1.0 million compared to $0.9 million in 2006. Results reflect normal seasonal operations and an increase in income related to allowed funds used during construction (AFUDC) attributable to the construction of the Wygen II power plant. Operating expenses decreased slightly, offset in part by a small decrease in electric and gas gross margins.

The following tables provide certain Retail Services operating statistics:
Electric Utility (Black Hills Power)	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Retail sales–MWh	385,062	379,515	810,566	789,988
Contracted wholesale sales – MWh	151,828	154,694	316,938	316,945
Off-system sales – MWh	150,363	268,174	284,212	448,337
	687,253	802,383	1,411,716	1,555,270
Regulated power plant availability: Coal-fired plants Other plants Total availability	93.9% 99.1% 96.2%	83.9% 99.5% 90.9%	94.6% 99.5% 96.8%	90.6% 99.4% 94.5%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)
Electric sales – MWh	222,459	218,795	464,289	451,622
Gas sales – Dekatherm (Dth)	881,983	823,868	2,851,568	2,694,322

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended June 30, 2007 was $20.1 million, compared to $9.5 million in 2006. Business segment results were as follows:

•

Energy marketing income from continuing operations increased 110 percent to $8.9 million, compared to $4.3 million in 2006. Increased earnings were primarily the result of a $5.7 million after-tax increase in realized gas margins that were driven by continued strong volatility in natural gas markets, and a $1.7 million after-tax increase in net unrealized gains related to accounting mark-to-market impacts on our gas marketing positions. Natural gas physical volumes increased 5 percent compared to 2006. Results also reflected earnings from the addition of crude oil marketing as part of our Rocky Mountain producer services strategy. Operating expenses increased primarily due to increased compensation related to higher gross margins and an increase in bad debt provision.

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•

Power generation income from continuing operations increased 128 percent to $5.4 million, compared to income of $2.4 million in 2006. The increase in earnings was primarily the result of the return of the Las Vegas facilities to normal operational levels. In the second quarter of 2006, the Las Vegas II power plant predominantly operated in simple-cycle mode due to repairs to the heat recovery units, and the Las Vegas I power plant was out of service for a portion of the second quarter of 2006 due to a planned maintenance outage. Interest costs were lower in 2007, offset in part by a 4 percent increase in operating expense.

•

Oil and gas income from continuing operations increased 114 percent to $4.4 million in 2007, compared to $2.0 million in 2006. Revenues increased 21 percent due to higher hedged prices received for both natural gas and crude oil and an overall production increase of 4 percent on an Mcf-equivalent basis. Natural gas volumes sold increased 3 percent, primarily due to higher production in the San Juan Basin. Crude oil volumes sold increased 7 percent, primarily due to continued strong production from wells drilled in 2006. Results in 2007 also reflect a tax benefit of $1.0 million from amended tax returns, partially offset by a $0.4 million accrual increase related to an ongoing royalty audit. Total operating expense increased 14 percent, due to increased field service costs and depletion expense.

•

Coal mining income from continuing operations increased 80 percent to $1.4 million in 2007, compared to $0.8 million in 2006. The earnings increase was due to higher average coal prices received and higher tons of coal sold resulting from a return to normal operations after the 2006 Wyodak plant outage, offset partially by the higher variable costs associated with increased production, and higher equipment repair costs.

The following tables contain certain Wholesale Energy operating statistics:
	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Coal mining:
Tons of coal sold	1,269,000	1,012,000	2,482,000	2,234,000
Oil and gas production:
Mcf equivalent sales	3,804,700	3,666,300	7,103,400	7,168,400
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,581,000	1,504,300	1,738,900	1,390,700
Crude oil physical – barrels	10,803	8,945(a)	8,442	8,945(a)
(a) Daily oil volumes represent the commencement of oil marketing out of our Golden, Colorado energy marketing operation beginning in May 2006.

	Three months ended June 30,		Six months ended June 30,
Power generation:	2007	2006	2007	2006
Contracted fleet power plant availability: Coal-fired plant Natural gas-fired plants Total availability	94.0% 98.6% 98.2%	94.7% 89.8% 90.2%	93.8% 98.7% 98.3%	94.4% 88.3% 88.9%

Corporate

Corporate loss for the three-month period ended June 30, 2007 was $0.8 million, compared to $0.4 million for the same period in 2006. The increase in unallocated costs was primarily due to increased transitional and integration costs related to the pending purchase of certain Aquila assets. In addition to these expensed costs, we capitalized an additional $5.1 million in costs related to this acquisition during the three month period ended June 30, 2007.

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EARNINGS GUIDANCE UPDATE

The Company has revised its guidance for 2007 net income to a range from $2.35 to $2.55 per share, reflecting an increase of $0.15 at both ends of the range. This estimate is predicated on a number of considerations, including the following factors:

•

The net dilutive effect of the issuance of 4.17 million shares of common stock on February 22, 2007 through a private placement; this effect, using a weighted average methodology to calculate number of shares outstanding, will increase as the year progresses;

•	An improved outlook for annual earnings from our energy marketing operations;
•

Oil and gas production growth approximating 4 percent on an Mcf-equivalent basis, as compared to production of approximately 14.4 Bcfe in 2006, based on expected 2007 capital deployment of approximately $70 million to $75 million;

•	No significant unplanned outages at our regulated power plants;
•	Non-regulated power plant operations with fleet availability at contracted levels approximating 98 percent;
•	Completion of Wygen II for January 1, 2008 commercial operation;
•

Continued progress toward successful completion of the acquisition of the Aquila assets in 2008, including approximately $0.05 to $0.10 per share of incremental acquisition related costs expected to be expensed in the last half of 2007; and

•	No material change in the Company’s current business mix.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Friday, August 10, 2007 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 230-1951. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through August 17, 2007 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 881880.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission,

or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2006 Annual Report on Form 10-K filed with the SEC, and the following:

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•

Our ability to obtain adequate cost recovery for our retail utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities;

•	Our ability to complete acquisitions for which definitive agreements have been executed;
•	Our ability to obtain regulatory approval of acquisitions which, even if approved, could impose financial and operating conditions or restrictions that could impact our expected results;
•	Our ability to successfully integrate and profitably operate any future acquisitions;
•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
•	Our ability to successfully maintain or improve our corporate credit rating;
•	Our ability to complete the permitting, construction, start up and operation of power generating facilities in a cost-effective and timely manner;
•

Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and actual future production rates and associated costs;
•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•	The timing and extent of scheduled and unscheduled outages of power generation facilities;
•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;
•	Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005;
•	Our ability to remedy any deficiencies that may be identified in the review of our internal controls;
•

The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Our ability to effectively use derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
•	Our ability to minimize defaults on amounts due from counterparties with respect to trading and other transactions;
•	The amount of collateral required to be posted from time to time in our transactions;
•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•	Changes in state laws or regulations that could cause us to curtail our independent power production;
•	Weather and other natural phenomena;
•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;
•	The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
•	Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;
•	Price risk due to marketable securities held as investments in benefit plans;
•	General economic and political conditions, including tax rates or policies and inflation rates; and
•	Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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